                                   GEORGETOWN
                              4315 WIMBLETON COURT
                               SOUTH BEND, INDIANA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 9, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 14, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    GEORGETOWN
       4315 WIMBLETON COURT
       SOUTH BEND, ST. JOSEPH COUNTY, INDIANA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 200 units with a total of 193,600 square feet of rentable area. The improvements were built in 1973. The improvements are situated on 18.331 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 94% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
GEORGETOWN, SOUTH BEND, INDIANA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 9, 2003 is:

                                      ($10,000,000)

                                  Respectfully submitted,
                                  AMERICAN APPRAISAL ASSOCIATES, INC.

                                  /s/ Kenneth W. Kapecki

July 14, 2003                     Ken Kapecki, MAI
#053272                           Managing Principal, Real Estate Group
                                  State of Indiana, Certified General Appraiser,
                                      #CG49600008

Report By:
John Nolan

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
GEORGETOWN, SOUTH BEND, INDIANA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .......................................................    4
Introduction ............................................................    9
Area Analysis ...........................................................   11
Market Analysis .........................................................   14
Site Analysis ...........................................................   16
Improvement Analysis ....................................................   16
Highest and Best Use ....................................................   17

                                    VALUATION

Valuation Procedure .....................................................   18
Sales Comparison Approach ...............................................   20
Income Capitalization Approach ..........................................   26
Reconciliation and Conclusion ...........................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
GEORGETOWN, SOUTH BEND, INDIANA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Georgetown
LOCATION:                         4315 Wimbleton Court
                                  South Bend, Indiana

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    May 9, 2003
DATE OF REPORT:                   July 14, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
      Size:                       18.331 acres, or 798,498 square feet
      Assessor Parcel No.:        02-1015-030503
      Floodplain:                 Community Panel No. 180224 0040 B
                                  (February 17, 1988)
                                  Flood Zone X, an area outside the floodplain.
     Zoning:                      A-3 (Residential-Single and Multi-Family)

BUILDING:
      No. of Units:               200 Units
      Total NRA:                  193,600 Square Feet
      Average Unit Size:          968 Square Feet
      Apartment Density:          10.9 units per acre
      Year Built:                 1973

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                                 Market Rent
                               Square            -----------          Monthly          Annual
      Unit Type                 Feet         Per Unit    Per SF       Income           Income
      ---------                 ----         --------    ------       ------           ------
1Br/1Ba - 1A10                    820          $610      $ 0.74      $ 41,480        $  497,760
2Br/1.5Ba - 2A15                1,020          $720      $ 0.71      $ 66,240        $  794,880
2Br/1.5Ba - 2B20                1,100          $770      $ 0.70      $ 30,800        $  369,600
                                                         Total       $138,520        $1,662,240

OCCUPANCY:                                     94%
ECONOMIC LIFE:                                 45 Years
EFFECTIVE AGE:                                 15 Years
REMAINING ECONOMIC LIFE:                       30 Years

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
GEORGETOWN, SOUTH BEND, INDIANA

                              SUBJECT PHOTOGRAPHS

   [EXTERIOR - CLUBHOUSE PICTURE]        [EXTERIOR - APARTMENT BUILDING PICTURE]

                                 [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
GEORGETOWN, SOUTH BEND, INDIANA

                               [NEIGHBORHOOD MAP]

HIGHEST AND BEST USE:

      As Vacant:                  Hold for future multi-family development
      As Improved:                Continuation as its current use

METHOD OF VALUATION:              In this instance, the Sales Comparison and
                                  Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
GEORGETOWN, SOUTH BEND, INDIANA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                   Amount          $/Unit
---------------------                                ------------       -------
Potential Rental Income                              $  1,662,240       $ 8,311
Effective Gross Income                               $  1,621,178       $ 8,106
Operating Expenses                                   $    664,689       $ 3,323            41.0% of EGI
Net Operating Income:                                $    896,489       $ 4,482

Capitalization Rate                                          9.00%
DIRECT CAPITALIZATION VALUE                          $  9,900,000*      $49,500 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                           10 years
2002 Economic Vacancy                                           6%
Stabilized Vacancy & Collection Loss:                           7%
Lease-up / Stabilization Period                               N/A
Terminal Capitalization Rate                                 9.50%
Discount Rate                                               11.50%
Selling Costs                                                2.00%
Growth Rates:
       Income                                                3.00%
       Expenses:                                             3.00%
DISCOUNTED CASH FLOW VALUE                           $ 10,300,000*      $51,500 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $ 10,100,000       $50,500 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $ 42,540 to $47,619
       Range of Sales $/Unit (Adjusted)              $ 44,667 to $50,000
VALUE INDICATION - PRICE PER UNIT                    $         9,700,000*   $48,500 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales                   4.62 to 6.02
       Selected EGIM for Subject                                    6.00
       Subject's Projected EGI                       $         1,621,178
EGIM ANALYSIS CONCLUSION                             $         9,700,000*   $48,500 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $         9,900,000*   $49,500 / UNIT

RECONCILED SALES COMPARISON VALUE                    $         9,800,000    $49,000 / UNIT

-----------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
GEORGETOWN, SOUTH BEND, INDIANA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
      Price Per Unit                                 $  9,700,000
      NOI Per Unit                                   $  9,900,000
      EGIM Multiplier                                $  9,700,000
INDICATED VALUE BY SALES COMPARISON                  $  9,800,000       $49,000 / UNIT

INCOME APPROACH:
      Direct Capitalization Method:                  $  9,900,000
      Discounted Cash Flow Method:                   $ 10,300,000
INDICATED VALUE BY THE INCOME APPROACH               $ 10,100,000       $50,500 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $ 10,000,000       $50,000 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
GEORGETOWN, SOUTH BEND, INDIANA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 4315 Wimbleton Court, South Bend, St. Joseph County, Indiana. South Bend identifies it as 02-1015-030503.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by John Nolan on May 9, 2003. Ken Kapecki, MAI has not made a personal inspection of the subject property. John Nolan performed the research, valuation analysis and wrote the report. Ken Kapecki, MAI reviewed the report and concurs with the value. Ken Kapecki, MAI and John Nolan have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 9, 2003. The date of the report is July 14, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
GEORGETOWN, SOUTH BEND, INDIANA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

MARKETING PERIOD:            6 to 12 months
EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in AILP II. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
GEORGETOWN, SOUTH BEND, INDIANA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of South Bend, Indiana. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Grape Rd.
West  - U.S. 33
South - Cleveland Road
North - Adams Rd./Ontario Rd.

MAJOR EMPLOYERS

Major employers in t he subject's area include Univ. Notre Dame, St. Joseph Reg. Med Center, Memorial Health System Diocese of Fort Wayne/South Bend, South Bend Community School Corp, Memorial Hospital of South Bend, Honeywell Aircraft Landing Systems, St. Joseph County, Bayer Corporation, and City of South Bend. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
GEORGETOWN, SOUTH BEND, INDIANA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                          AREA
                                      --------------------------------------------
CATEGORY                              1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
--------                              ------------    ------------    ------------    ------------
POPULATION TRENDS
Current Population                           7,154          52,086         134,231         268,228
5-Year Population                            7,080          53,651         138,220         275,863
% Change CY-5Y                                -1.0%            3.0%            3.0%            2.8%
Annual Change CY-5Y                           -0.2%            0.6%            0.6%            0.6%

HOUSEHOLDS
Current Households                           3,023          17,948          50,808         102,230
5-Year Projected Households                  3,026          19,087          53,069         106,244
% Change CY - 5Y                               0.1%            6.3%            4.5%            3.9%
Annual Change CY-5Y                            0.0%            1.3%            0.9%            0.8%

INCOME TRENDS
Median Household Income               $     57,111    $     48,924    $     36,407    $     38,583
Per Capita Income                     $     24,554    $     21,211    $     19,817    $     20,257
Average Household Income              $     57,011    $     61,546    $     52,369    $     53,150

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                          AREA
                                      --------------------------------------------
CATEGORY                              1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
--------                              ------------    ------------    ------------    ------------
HOUSING TRENDS
% of Households Renting                  27.64%          25.31%          33.10%          26.72%
5-Year Projected % Renting               26.69%          25.20%          33.45%          26.93%

% of Households Owning                   66.64%          70.35%          60.32%          67.38%
5-Year Projected % Owning                67.62%          70.71%          60.31%          67.46%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
GEORGETOWN, SOUTH BEND, INDIANA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Single-Family Residential
South - Single-Family Residential
East  - Single-Family Residential
West  - Shopping Center

CONCLUSIONS

The subject is well located within the city of South Bend. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
GEORGETOWN, SOUTH BEND, INDIANA

                                 MARKET ANALYSIS

The subject property is located in the city of South Bend in St. Joseph County. The overall pace of development in the subject's market is more or less stable. No new construction on multi-unit properties were noticed. All new construction consisted of medium-sized single-family dwellings. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                         Region                        Submarket
------                         ------                        ---------
 2002                           9.3%                            N/A
 2001                           9.4%                            N/A
 2000                           8.8%                            N/A
 1999                           7.8%                            N/A
 1998                           7.9%                            N/A
 1997                           7.8%                            N/A
 1996                           7.7%                            N/A
 1995                           7.7%                            N/A
 1994                           7.7%                            N/A

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. Vacancy rates in the area have been increasing for the past three years due primarily to the US recession and decreasing mortgage rates. Low mortgage rates have enticed many former renters to purchase homes. To encourage leasing activity, apartment managers have decreased rents, and offered rent concessions such as free rent or waiving security deposits. In addition, many properties have added/improved amenities such as swimming pools, tennis courts, fitness rooms, and clubhouses. While the South Bend economy has been affected by the recession of the early 2000's, its economy is strong relative to the U.S. economy in general.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
GEORGETOWN, SOUTH BEND, INDIANA

                             HISTORICAL AVERAGE RENT

Period                       Region            % Change       Submarket         % Change
------                       ------            --------       ---------         --------
1993                         $609                 -             N/A                -
1994                         $637               4.6%            N/A              N/A
1995                         $659               3.5%            N/A              N/A
1996                         $684               3.8%            N/A              N/A
1997                         $703               2.8%            N/A              N/A
1998                         $730               3.8%            N/A              N/A
1999                         $747               2.3%            N/A              N/A
2000                         $767               2.7%            N/A              N/A
2001                         $779               1.6%            N/A              N/A
2002                         $787               1.0%            N/A              N/A

Source:CB Richard Ellis

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.     Property Name            Units               Ocpy.  Year Built       Proximity to subject
  ---     -------------            -----               -----  ----------       --------------------
  R-1     Indian Lakes              924                  0%      1988      3.0-mile southeast of subject
  R-2     Remington                 164                 93%      1990      4.0-mile southeast of subject
  R-3     River Side North          146                 93%      1967      2.0-mile south of subject
  R-4     Runaway Bay               264                 96%      1986      4.0-mile southeast of subject
  R-5     Candlewood                Unk.                91%      1987      3.5-mile southeast of subject
Subject   Georgetown                200                 94%      1973

The current trend toward low interest rates has increased the percentage of homeowners to renters. Consequently, the market has worsened for rental properties with rents dropping and vacancies increasing.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
GEORGETOWN, SOUTH BEND, INDIANA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   18.331 acres, or 798,498 square feet
  Shape                       Irregular
  Topography                  Slightly slope
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
     Community Panel          180224 0040 B, dated February 17, 1988
     Flood Zone               Zone X
  Zoning                      A-3, the subject improvements represent a
                              legal conforming use of the site.

REAL ESTATE TAXES

                                          ASSESSED VALUE - 2002
                               ---------------------------------------------       TAX RATE /         PROPERTY
PARCEL NUMBER                    LAND            BUILDING           TOTAL          MILL RATE           TAXES
-------------                  --------         ----------        ----------       ---------          --------
02-1015-030503                 $366,600         $3,764,610        $4,131,210        0.03712           $153,367

IMPROVEMENT ANALYSIS

  Year Built                  1973
  Number of Units             200
  Net Rentable Area           193,600 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Wood or vinyl siding
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              spa/jacuzzi, tennis court, gym room, billiards
                              table, barbeque equipment, meeting hall, and
                              secured parking.
  Unit Amenities              Individual unit amenities include a balcony,
                              fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
GEORGETOWN, SOUTH BEND, INDIANA

Unit Mix:

                                                        Unit Area
   Unit Type                   Number of Units          (Sq. Ft.)
   ---------                   ---------------          ---------
1Br/1Ba - 1A10                        68                    820
2Br/1.5Ba - 2A15                      92                  1,020
2Br/1.5Ba - 2B20                      40                  1,100

Overall Condition                 Average
Effective Age                     15 years
Economic Life                     45 years
Remaining Economic Life           30 years
Deferred Maintenance              None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1973 and consist of a 200-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
GEORGETOWN, SOUTH BEND, INDIANA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
GEORGETOWN, SOUTH BEND, INDIANA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
GEORGETOWN, SOUTH BEND, INDIANA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
GEORGETOWN, SOUTH BEND, INDIANA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                              COMPARABLE                  COMPARABLE
       DESCRIPTION                   SUBJECT                     I - 1                       I - 2
-----------------------------------------------------------------------------------------------------------
  Property Name                Georgetown               Candlewood Apartments      Candlewood Apartments
LOCATION:
  Address                      4315 Wimbleton Court     3902 St. Andrews           3902 St. Andrews
  City, State                  South Bend, Indiana      Mishawaka, IN              Mishawaka, IN
  County                       St. Joseph               St. Joseph                 St. Joseph
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)       193,600                  309,380                    309,380
  Year Built                   1973                     1986                       1986
  Number of Units              200                      315                        315
  Unit Mix:                         Type         Total    Type         Total         Type       Total
                               1Br/1Ba - 1A10     68    1Br/1Ba                    1Br/1Ba
                               2Br/1.5Ba - 2A15   92    2Br/2Ba                    2Br/2Ba
                               2Br/1.5Ba - 2B20   40    3Br/2Ba                    3Br/2Ba
  Average Unit Size (SF)       968                      982                        982
  Land Area (Acre)             18.3310                  0.0000                     0.0000
  Density (Units/Acre)         10.9
  Parking Ratio (Spaces/Unit)  1.50                     2.00                       2.00
  Parking Type (Gr., Cov.,     Garage, Open Covered     Open, Covered              Open, Covered
   etc.)
CONDITION:                     Good                     Good                       Good
APPEAL:                        Good                     Good                       Good
AMENITIES:
  Pool/Spa                     Yes/Yes                  Yes/Yes                    Yes/Yes
  Gym Room                     Yes                      Yes                        Yes
  Laundry Room                 No                       Yes                        Yes
  Secured Parking              Yes                      Yes                        Yes
  Sport Courts                 Yes                      Yes                        Yes
  Washer/Dryer Connection      Yes                      Yes                        Yes
OCCUPANCY:                     94%                      94%                        94%
TRANSACTION DATA:
  Sale Date                                             January, 2003              January, 1998
  Sale Price ($)                                        $15,000,000                $13,900,000
  Grantor                                               Home Properties
  Grantee                                               The Clover Group           Home Properties
  Sale Documentation
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                                      Total $  $/Unit  $/SF      Total $  $/Unit  $/SF
  Potential Gross Income                                $3,100,000 $9,841 $10.02   $3,100,000 $9,841 $10.02
  Vacancy/Credit Loss                                   $   93,000 $  295 $ 0.30   $   93,000 $  295 $ 0.30
                                                        ------------------------   ------------------------
  Effective Gross Income                                $3,007,000 $9,546 $ 9.72   $3,007,000 $9,546 $ 9.72
  Operating Expenses                                    $1,503,500 $4,773 $ 4.86   $1,503,500 $4,773 $ 4.86
                                                        ------------------------   ------------------------
  Net Operating Income                                  $1,503,500 $4,773 $ 4.86   $1,503,500 $4,773 $ 4.86
                                                        ------------------------   ------------------------
NOTES:                                                  None                       None
  PRICE PER UNIT                                                 $47,619                    $44,127
  PRICE PER SQUARE FOOT                                          $ 48.48                    $ 44.93
  EXPENSE RATIO                                                     50.0%                      50.0%
  EGIM                                                              4.99                       4.62
  OVERALL CAP RATE                                                 10.02%                     10.82%
  Cap Rate based on Pro Forma or Actual Income?                PRO FORMA                  PRO FORMA

                                         COMPARABLE                 COMPARABLE                 COMPARABLE
       DESCRIPTION                         I - 3                      I - 4                       I - 5
-------------------------------------------------------------------------------------------------------------------
  Property Name                    Maple Lane Apartments     Pointe Inverness            Willows of Coventry
LOCATION:
  Address                          2909 Sugar Maple North    7051 Pointe Inverness Way   4499 Coventry Parkway
  City, State                      South Bend, IN            Fort Wayne, IN              Fort Wayne, IN
  County                           St. Joseph                Allen                       Allen
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           383,328                   186,248                     350,336
  Year Built                       1985                      1986                        1986
  Number of Units                  396                       248                         448
  Unit Mix:                          Type        Total         Type        Total           Type            Total
                                   1Br/1Ba                   1Br/1Ba                     1Br/1Ba
                                   2Br/2Ba                   2Br/2Ba                     2Br/2Ba
                                   3Br/2Ba                   3Br/2Ba                     3Br/2Ba
  Average Unit Size (SF)           968                       751                         782
  Land Area (Acre)                 0.0000                    0.0000                      0.0000
  Density (Units/Acre)
  Parking Ratio (Spaces/Unit)      2.00                      2.00                        2.00
  Parking Type (Gr., Cov., etc.)   Open, Covered             Open, Covered               Open, Covered
CONDITION:                         Good                      Good                        Good
APPEAL:                            Good                      Good                        Good
AMENITIES:
  Pool/Spa                         Yes/Yes                   Yes/Yes                     Yes/Yes
  Gym Room                         Yes                       Yes                         Yes
  Laundry Room                     Yes                       Yes                         Yes
  Secured Parking                  Yes                       Yes                         Yes
  Sport Courts                     Yes                       Yes                         Yes
  Washer/Dryer Connection          Yes                       Yes                         Yes
OCCUPANCY:                         97%                       90%                         92%
TRANSACTION DATA:
  Sale Date                        July, 1999                May, 2002                   May, 2002
  Sale Price ($)                   $17,400,000               $10,550,000                 $20,817,000
  Grantor                                                    Kensington Realty           Kensington Realty Partners
                                                              Partners
  Grantee                          Home Properties           Harbor Group                Harbor Group
  Sale Documentation
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                 Total $  $/Unit   $/SF    Total $  $/Unit  $/SF      Total $   $/Unit  $/SF
  Potential Gross Income           $3,800,000 $ 9,596 $ 9.91 $1,985,448 $8,006 $10.66    $3,774,352 $8,425 $10.77
  Vacancy/Credit Loss              $  114,000 $   288 $ 0.30 $  204,303 $  824 $ 1.10    $  313,649 $  700 $ 0.90
                                   ------------------------- ------------------------    ------------------------
  Effective Gross Income           $3,686,000 $ 9,308 $ 9.62 $1,781,145 $7,182 $ 9.56    $3,460,703 $7,725 $ 9.88
  Operating Expenses               $1,843,000 $ 4,654 $ 4.81 $ 923,472  $3,724 $ 4.96    $1,553,879 $3,468 $ 4.44
                                   ------------------------- ------------------------    ------------------------
  Net Operating Income             $1,843,000 $ 4,654 $ 4.81 $  857,673 $3,458 $ 4.61    $1,906,824 $4,256 $ 5.44
                                   ------------------------- ------------------------    ------------------------
NOTES:                             None                      None                        None
  PRICE PER UNIT                              $43,939                   $42,540                     $46,467
  PRICE PER SQUARE FOOT                       $ 45.39                   $ 56.64                     $ 59.42
  EXPENSE RATIO                                  50.0%                     51.8%                       44.9%
  EGIM                                           4.72                      5.92                        6.02
  OVERALL CAP RATE                              10.59%                     8.13%                       9.16%
  Cap Rate based on Pro Forma
     or Actual Income?                     PRO FORMA                  PRO FORMA                      ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
GEORGETOWN, SOUTH BEND, INDIANA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $42,540 to $47,619 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $44,667 to $50,000 per unit with a mean or average adjusted price of $47,649 per unit. The median adjusted price is $48,650 per unit. Based on the following analysis, we have concluded to a value of $49,000 per unit, which results in an "as is" value of $9,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 23
GEORGETOWN, SOUTH BEND, INDIANA

SALES ADJUSTMENT GRID

                                                          COMPARABLE             COMPARABLE
      DESCRIPTION                    SUBJECT                 I - 1                 I - 2
------------------------------------------------------------------------------------------------
 Property Name                 Georgetown           Candlewood              Candlewood
                                                     Apartments              Apartments
 Address                       4315 Wimbleton       3902 St. Andrews        3902 St. Andrews
                                Court
 City                          South Bend, Indiana  Mishawaka, IN           Mishawaka, IN
 Sale Date                                          January, 2003           January, 1998
 Sale Price ($)                                     $15,000,000             $13,900,000
 Net Rentable Area (SF)        193,600               309,380                 309,380
 Number of Units               200                   315                     315
 Price Per Unit                                     $47,619                 $44,127
 Year Built                    1973                  1986                    1986
 Land Area (Acre)              18.3310
VALUE ADJUSTMENTS              DESCRIPTION           DESCRIPTION      ADJ.   DESCRIPTION    ADJ.
 Property Rights Conveyed      Fee Simple           Fee Simple         0%   Fee Simple       0%
                                Estate               Estate                  Estate
 Financing                                          Cash To Seller     0%   Cash To Seller   0%
 Conditions of Sale                                 Arm's Length       0%   Arm's Length     0%
 Date of Sale (Time)                                01-2003            0%   01-1998          5%
VALUE AFTER TRANS. ADJUST.                                $47,619                 $46,333
 ($/UNIT)
 Location                                           Comparable         0%   Comparable       0%
 Number of Units               200                  315                5%   315              5%
 Quality / Appeal              Good                 Comparable         0%   Comparable       0%
 Age / Condition               1973                 1986 / Good       -5%   1986 / Good     -5%
 Occupancy at Sale             94%                  94%                0%   94%              0%
 Amenities                     Good                 Inferior           5%   Inferior         5%
 Average Unit Size (SF)        968                  982                0%   982              0%
PHYSICAL ADJUSTMENT                                                    5%                    5%
FINAL ADJUSTED VALUE ($/UNIT)                              $50,000                 $48,650

                                    COMPARABLE            COMPARABLE           COMPARABLE
        DESCRIPTION                    I - 3                 I - 4                I - 5
-----------------------------------------------------------------------------------------------
 Property Name                 Maple Lane            Pointe               Willows of
                                Apartments            Inverness            Coventry
 Address                       2909 Sugar Maple      7051 Pointe          4499 Coventry
                                North                 Inverness Way        Parkway
 City                          South Bend, IN        Fort Wayne, IN       Fort Wayne, IN
 Sale Date                     July, 1999            May, 2002            May, 2002
 Sale Price ($)                $17,400,000           $10,550,000          $20,817,000
 Net Rentable Area (SF)         383,328               186,248              350,336
 Number of Units                396                   248                  448
 Price Per Unit                $43,939               $42,540              $46,467
 Year Built                     1985                  1986                 1986
 Land Area (Acre)
VALUE ADJUSTMENTS               DESCRIPTION    ADJ.   DESCRIPTION    ADJ.  DESCRIPTION     ADJ.
 Property Rights Conveyed      Fee Simple       0%   Fee Simple       0%  Fee Simple        0%
                                Estate                Estate               Estate
 Financing                     Cash To Seller   0%   Cash To Seller   0%  Cash To Seller    0%
 Conditions of Sale            Arm's Length     0%   Arm's Length     0%  Arm's Length      0%
 Date of Sale (Time)           07-1999          0%   05-2002          0%  05-2002           0%
VALUE AFTER TRANS. ADJUST.            $43,939               $42,540              $46,467
 ($/UNIT)
 Location                      Comparable       0%   Superior       -10%  Superior        -10%
 Number of Units               396             10%   248              0%  448              10%
 Quality / Appeal              Comparable       0%   Comparable       0%  Comparable        0%
 Age / Condition               1985 / Good     -5%   1986 / Good     -5%  1986 / Good      -5%
 Occupancy at Sale             97%             -5%   90%             10%  92%               0%
 Amenities                     Inferior         5%   Comparable       0%  Comparable        0%
 Average Unit Size (SF)        968              0%   751             10%  782              10%
PHYSICAL ADJUSTMENT                             5%                    5%                    5%
FINAL ADJUSTED VALUE ($/UNIT)         $46,136               $44,667              $48,790

SUMMARY

VALUE RANGE (PER UNIT)              $44,667       TO       $50,000
MEAN (PER UNIT)                     $47,649
MEDIAN (PER UNIT)                   $48,650
VALUE CONCLUSION (PER UNIT)         $49,000

VALUE OF IMPROVEMENT & MAIN SITE                           $9,800,000
 PV OF CONCESSIONS                                        -$   57,000
VALUE INDICATED BY SALES COMPARISON APPROACH               $9,743,000
ROUNDED                                                    $9,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
GEORGETOWN, SOUTH BEND, INDIANA

                             NOI PER UNIT COMPARISON

                             SALE PRICE                        NOI/       SUBJECT NOI
COMPARABLE       NO. OF      ----------                      --------    --------------    ADJUSTMENT       INDICATED
   NO.            UNITS      PRICE/UNIT          OAR         NOI/UNIT    SUBJ. NOI/UNIT      FACTOR         VALUE/UNIT
----------------------------------------------------------------------------------------------------------------------
   I-1            315        $15,000,000        10.02%      $1,503,500      $896,489          0.939           $44,720
                             $    47,619                    $    4,773      $  4,482
   I-2            315        $13,900,000        10.82%      $1,503,500      $896,489          0.939           $41,441
                             $    44,127                    $    4,773      $  4,482
   I-3            396        $17,400,000        10.59%      $1,843,000      $896,489          0.963           $42,319
                             $    43,939                    $    4,654      $  4,482
   I-4            248        $10,550,000         8.13%      $  857,673      $896,489          1.296           $55,137
                             $    42,540                    $    3,458      $  4,482
   I-5            448        $20,817,000         9.16%      $1,906,824      $896,489          1.053           $48,935
                             $    46,467                    $    4,256      $  4,482

                                   PRICE/UNIT

  Low           High          Average          Median
$41,441       $ 55,137        $46,511         $ 44,720

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                               $    50,000
Number of Units                                                200

Value                                                  $10,000,000
  PV of Concessions                                   -$    57,000
                                                      ------------
Value Based on NOI Analysis                            $ 9,943,000
                                 Rounded               $ 9,900,000

The adjusted sales indicate a range of value between $41,441 and $55,137 per unit, with an average of $46,511 per unit. Based on the subject's competitive position within the improved sales, a value of $50,000 per unit is estimated. This indicates an "as is" market value of $9,900,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
GEORGETOWN, SOUTH BEND, INDIANA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                                SALE PRICE
COMPARABLE         NO. OF       ----------        EFFECTIVE          OPERATING                        SUBJECT
   NO.             UNITS        PRICE/UNIT       GROSS INCOME         EXPENSE            OER       PROJECTED OER      EGIM
--------------------------------------------------------------------------------------------------------------------------
   I-1              315         $15,000,000       $3,007,000         $1,503,500         50.00%                        4.99
                                $    47,619
   I-2              315         $13,900,000       $3,007,000         $1,503,500         50.00%                        4.62
                                $    44,127
   I-3              396         $17,400,000       $3,686,000         $1,843,000         50.00%                        4.72
                                                                                                       41.00%
                                $    43,939
   I-4              248         $10,550,000       $1,781,145         $  923,472         51.85%                        5.92
                                $    42,540
   I-5              448         $20,817,000       $3,460,703         $1,553,879         44.90%                        6.02
                                $    46,467

                                      EGIM

Low          High         Average      Median
---          ----         -------      ------
4.62         6.02          5.25         4.99

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                              6.00
Subject EGI                                                          $1,621,178

Value                                                                $9,727,070
  PV of Concessions                                                 -$   57,000
                                                                     ----------
Value Based on EGIM Analysis                                         $9,670,070
                                                    Rounded          $9,700,000

                                  Value Per Unit                     $   48,500

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 41.00% before reserves. The comparable sales indicate a range of expense ratios from 44.90% to 51.85%, while their EGIMs range from 4.62 to 6.02. Overall, we conclude to an EGIM of 6.00, which results in an "as is" value estimate in the EGIM Analysis of $9,700,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $9,800,000.

Price Per Unit                                 $9,700,000
NOI Per Unit                                   $9,900,000
EGIM Analysis                                  $9,700,000

Sales Comparison Conclusion                    $9,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
GEORGETOWN, SOUTH BEND, INDIANA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
GEORGETOWN, SOUTH BEND, INDIANA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                           Average
                     Unit Area       --------------------
   Unit Type         (Sq. Ft.)       Per Unit      Per SF       %Occupied
-------------------------------------------------------------------------
1Br/1Ba - 1A10          820            $629         $0.77         89.7%
2Br/1.5Ba - 2A15       1020            $729         $0.71         95.7%
2Br/1.5Ba - 2B20       1100            $819         $0.74         95.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
GEORGETOWN, SOUTH BEND, INDIANA

                                  RENT ANALYSIS

                                                                    COMPARABLE RENTS
                                                      -----------------------------------------------
                                                        R-1      R-2       R-3       R-4      R-5
                                                      -----------------------------------------------
                                                      Indian            River Side Runaway
                                                       Lakes  Remington   North      Bay   Candlewood
                                                      -----------------------------------------------
                                                                    COMPARISON TO SUBJECT
                                      SUBJECT SUBJECT -----------------------------------------------
                       SUBJECT UNIT   ACTUAL  ASKING           Slightly
DESCRIPTION               TYPE         RENT    RENT   Similar  Superior  Similar   Similar  Similar   MIN     MAX    MEDIAN AVERAGE
-----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent         1Br/1Ba - 1A10   $   629 $   629 $   547  $    583  $   574   $   625   $   638  $  547 $   638 $  583 $   593
Unit Area (SF)                            820     820     742       673      805       816       818     673     818    805     771
Monthly Rent Per Sq.
  Ft.                                 $  0.77 $  0.77 $  0.74  $   0.87  $  0.71   $  0.77   $  0.78  $ 0.71 $  0.87 $ 0.77 $  0.77
Monthly Rent         2Br/1.5Ba -      $   729 $   729 $   653  $    764  $   675   $   680   $   710  $  653 $   764 $  680 $   696
Unit Area (SF)       2A15               1,020   1,020     938     1,021    1,000     1,000       950     938   1,021  1,000     982
Monthly Rent Per Sq.
  Ft.                                 $  0.71 $  0.71 $  0.70  $   0.75  $  0.68   $  0.68   $  0.75  $ 0.68 $  0.75 $ 0.70 $  0.71

Monthly Rent         2Br/1.5Ba - 2B20 $   819 $   819                    $   859             $   717  $  717 $   859 $  788 $   788
Unit Area (SF)                          1,100   1,100                      1,328               1,122   1,122   1,328  1,225   1,225
Monthly Rent Per Sq.
  Ft.                                 $  0.74 $  0.74                    $  0.65             $  0.64  $ 0.64 $  0.65 $ 0.64 $  0.64

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                     Market Rent
                                      Unit Area   -----------------    Monthly     Annual
   Unit Type        Number of Units   (Sq. Ft.)   Per Unit   Per SF    Income      Income
-------------------------------------------------------------------------------------------
1Br/1Ba - 1A10           68               820       $610     $ 0.74   $ 41,480   $  497,760
2Br/1.5Ba - 2A15         92             1,020       $720     $ 0.71   $ 66,240   $  794,880
2Br/1.5Ba - 2B20         40             1,100       $770     $ 0.70   $ 30,800   $  369,600
                                                                      --------   ----------
                                                             Total    $138,520   $1,662,240
                                                                      ========   ==========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
GEORGETOWN, SOUTH BEND, INDIANA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR 2000        FISCAL YEAR 2001        FISCAL YEAR 2002
                           ----------------------------------------------------------------------
                                   ACTUAL                  ACTUAL                  ACTUAL
                           ----------------------------------------------------------------------
      DESCRIPTION             TOTAL     PER UNIT     TOTAL      PER UNIT      TOTAL     PER UNIT
-------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $1,590,556  $    7,953  $1,646,169  $    8,231  $1,635,420  $    8,177

  Vacancy                  $   62,912  $      315  $   66,622  $      333  $   70,455  $      352
  Credit Loss/Concessions  $   18,448  $       92  $   20,607  $      103  $   22,825  $      114
                           ----------------------------------------------------------------------
    Subtotal               $   81,360  $      407  $   87,229  $      436  $   93,280  $      466

  Laundry Income           $        0  $        0  $        0  $        0  $        0  $        0
  Garage Revenue           $       20  $        0  $        0  $        0  $        0  $        0
  Other Misc. Revenue      $   59,416  $      297  $   90,719  $      454  $   73,102  $      366
                           ----------------------------------------------------------------------
    Subtotal Other Income  $   59,436  $      297  $   90,719  $      454  $   73,102  $      366

                           ----------------------------------------------------------------------
Effective Gross Income     $1,568,632  $    7,843  $1,649,659  $    8,248  $1,615,242  $    8,076

Operating Expenses
  Taxes                    $  104,046  $      520  $  156,463  $      782  $  153,403  $      767
  Insurance                $   28,343  $      142  $   37,759  $      189  $   40,782  $      204
  Utilities                $   57,605  $      288  $   64,074  $      320  $   57,689  $      288
  Repair & Maintenance     $   40,395  $      202  $   27,652  $      138  $   25,808  $      129
  Cleaning                 $   41,914  $      210  $   45,619  $      228  $   38,558  $      193
  Landscaping              $   20,499  $      102  $   21,509  $      108  $   19,023  $       95
  Security                 $        0  $        0  $        0  $        0  $        0  $        0
  Marketing & Leasing      $   15,884  $       79  $   13,624  $       68  $   14,458  $       72
  General Administrative   $  207,060  $    1,035  $  221,797  $    1,109  $  159,042  $      795
  Management               $   79,285  $      396  $   85,334  $      427  $   81,646  $      408
  Miscellaneous            $        0  $        0  $        0  $        0  $        0  $        0

                           ----------------------------------------------------------------------
Total Operating Expenses   $  595,031  $    2,975  $  673,831  $    3,369  $  590,409  $    2,952

  Reserves                 $        0  $        0  $        0  $        0  $        0  $        0

                           ----------------------------------------------------------------------
Net Income                 $  973,601  $    4,868  $  975,828  $    4,879  $1,024,833  $    5,124

                               FISCAL YEAR 2003         ANNUALIZED 2003
                           ------------------------------------------------
                              MANAGEMENT BUDGET            PROJECTION               AAA PROJECTION
                           ---------------------------------------------------------------------------------
      DESCRIPTION            TOTAL        PER UNIT      TOTAL     PER UNIT     TOTAL      PER UNIT        %
------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $1,684,483    $    8,422  $1,618,084  $    8,090  $1,662,240  $    8,311    100.0%

  Vacancy                  $   72,569    $      363  $  103,152  $      516  $   83,112  $      416      5.0%
  Credit Loss/Concessions  $   23,510    $      118  $   28,568  $      143  $   33,245  $      166      2.0%
                           ---------------------------------------------------------------------------------
    Subtotal               $   96,078    $      480  $  131,720  $      659  $  116,357  $      582      7.0%

  Laundry Income           $        0    $        0  $        0  $        0  $        0  $        0      0.0%
  Garage Revenue           $        0    $        0  $        0  $        0  $        0  $        0      0.0%
  Other Misc. Revenue      $   75,295    $      376  $   58,012  $      290  $   75,295  $      376      4.5%
                           ---------------------------------------------------------------------------------
    Subtotal Other Income  $   75,295    $      376  $   58,012  $      290  $   75,295  $      376      4.5%

                           ---------------------------------------------------------------------------------
Effective Gross Income     $1,663,699    $    8,318  $1,544,376  $    7,722  $1,621,178  $    8,106    100.0%

Operating Expenses
  Taxes                    $  158,005    $      790  $  203,960  $    1,020  $  158,005  $      790      9.7%
  Insurance                $   42,005    $      210  $   43,444  $      217  $   42,005  $      210      2.6%
  Utilities                $   59,420    $      297  $   68,568  $      343  $   59,420  $      297      3.7%
  Repair & Maintenance     $   26,582    $      133  $   50,436  $      252  $   40,000  $      200      2.5%
  Cleaning                 $   39,715    $      199  $   29,204  $      146  $   39,715  $      199      2.4%
  Landscaping              $   19,594    $       98  $        0  $        0  $   19,594  $       98      1.2%
  Security                 $        0    $        0  $        0  $        0  $        0  $        0      0.0%
  Marketing & Leasing      $   14,892    $       74  $   11,840  $       59  $   14,892  $       74      0.9%
  General Administrative   $  163,813    $      819  $  146,064  $      730  $  210,000  $    1,050     13.0%
  Management               $   84,095    $      420  $   80,352  $      402  $   81,059  $      405      5.0%
  Miscellaneous            $        0    $        0  $        0  $        0  $        0  $        0      0.0%

                           ---------------------------------------------------------------------------------
Total Operating Expenses   $  608,121    $    3,041  $  633,868  $    3,169  $  664,689  $    3,323     41.0%

  Reserves                 $        0    $        0  $        0  $        0  $   60,000  $      300      9.0%

                           ---------------------------------------------------------------------------------
Net Income                 $1,055,578    $    5,278  $  910,508  $    4,553  $  896,489  $    4,482     55.3%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 7% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
GEORGETOWN, SOUTH BEND, INDIANA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $300 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $300 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                          CAPITALIZATION RATES
             ---------------------------------------------
                   GOING-IN                  TERMINAL
             ---------------------------------------------
              LOW            HIGH         LOW        HIGH
             ---------------------------------------------
RANGE        6.00%          10.00%       7.00%      10.00%
AVERAGE             8.14%                     8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
GEORGETOWN, SOUTH BEND, INDIANA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.         SALE DATE        OCCUP.        PRICE/UNIT           OAR
---------------------------------------------------------------------------
   I-1              Jan-03          94%           $47,619            10.02%
   I-2              Jan-98          94%           $44,127            10.82%
   I-3              Jul-99          97%           $43,939            10.59%
   I-4              May-02          90%           $42,540             8.13%
   I-5              May-02          92%           $46,467             9.16%
                                                     High            10.82%
                                                      Low             8.13%
                                                  Average             9.74%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $10,300,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
GEORGETOWN, SOUTH BEND, INDIANA

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
GEORGETOWN, SOUTH BEND, INDIANA

DISCOUNTED CASH FLOW ANALYSIS

                                   GEORGETOWN

                YEAR                   APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009
             FISCAL YEAR                  1            2            3            4             5           6
------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $1,662,240   $1,712,107   $1,763,470   $1,816,375   $1,870,866   $1,926,992

  Vacancy                             $   83,112   $   85,605   $   88,174   $   90,819   $   93,543   $   96,350
  Credit Loss                         $   33,245   $   34,242   $   35,269   $   36,327   $   37,417   $   38,540
  Concessions                         $   63,000   $        0   $        0   $        0   $        0   $        0
                                      ---------------------------------------------------------------------------
    Subtotal                          $  179,357   $  119,848   $  123,443   $  127,146   $  130,961   $  134,889

  Laundry Income                      $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $   75,295   $   77,554   $   79,881   $   82,277   $   84,745   $   87,288
                                      ---------------------------------------------------------------------------
     Subtotal Other Income            $   75,295   $   77,554   $   79,881   $   82,277   $   84,745   $   87,288
                                      ---------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $1,558,178   $1,669,814   $1,719,908   $1,771,505   $1,824,650   $1,879,390

OPERATING EXPENSES:
  Taxes                               $  158,005   $  162,745   $  167,628   $  172,656   $  177,836   $  183,171
  Insurance                           $   42,005   $   43,266   $   44,564   $   45,901   $   47,278   $   48,696
  Utilities                           $   59,420   $   61,202   $   63,038   $   64,929   $   66,877   $   68,884
  Repair & Maintenance                $   40,000   $   41,200   $   42,436   $   43,709   $   45,020   $   46,371
  Cleaning                            $   39,715   $   40,906   $   42,133   $   43,397   $   44,699   $   46,040
  Landscaping                         $   19,594   $   20,182   $   20,787   $   21,411   $   22,053   $   22,714
  Security                            $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   14,892   $   15,338   $   15,799   $   16,273   $   16,761   $   17,264
  General Administrative              $  210,000   $  216,300   $  222,789   $  229,473   $  236,357   $  243,448
  Management                          $   77,909   $   83,491   $   85,995   $   88,575   $   91,233   $   93,969
  Miscellaneous                       $        0   $        0   $        0   $        0   $        0   $        0
                                      ---------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  661,539   $  684,630   $  705,169   $  726,324   $  748,114   $  770,557

  Reserves                            $   60,000   $   61,800   $   63,654   $   65,564   $   67,531   $   69,556
                                      ---------------------------------------------------------------------------
NET OPERATING INCOME                  $  836,639   $  923,384   $  951,085   $  979,618   $1,009,006   $1,039,276
                                      ---------------------------------------------------------------------------
  Operating Expense Ratio (% of EGI)        42.5%        41.0%        41.0%        41.0%        41.0%        41.0%
  Operating Expense Per Unit          $    3,308   $    3,423   $    3,526   $    3,632   $    3,741   $    3,853
                                      ---------------------------------------------------------------------------
                YEAR                   APR-2010     APR-2011     APR-2012     APR-2013     APR-2014
             FISCAL YEAR                  7            8             9           10           11
----------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $1,984,801   $2,044,346   $2,105,676   $2,168,846   $2,233,912

  Vacancy                             $   99,240   $  102,217   $  105,284   $  108,442   $  111,696
  Credit Loss                         $   39,696   $   40,887   $   42,114   $   43,377   $   44,678
  Concessions                         $        0   $        0   $        0   $        0   $        0
                                      --------------------------------------------------------------
    Subtotal                          $  138,936   $  143,104   $  147,397   $  151,819   $  156,374

  Laundry Income                      $        0   $        0   $        0   $        0   $        0
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $   89,906   $   92,603   $   95,382   $   98,243   $  101,190
                                      --------------------------------------------------------------
      Subtotal Other Income           $   89,906   $   92,603   $   95,382   $   98,243   $  101,190
                                      --------------------------------------------------------------
EFFECTIVE GROSS INCOME                $1,935,772   $1,993,845   $2,053,660   $2,115,270   $2,178,728

OPERATING EXPENSES:
  Taxes                               $  188,666   $  194,326   $  200,156   $  206,161   $  212,346
  Insurance                           $   50,157   $   51,661   $   53,211   $   54,808   $   56,452
  Utilities                           $   70,950   $   73,079   $   75,271   $   77,529   $   79,855
  Repair & Maintenance                $   47,762   $   49,195   $   50,671   $   52,191   $   53,757
  Cleaning                            $   47,421   $   48,844   $   50,309   $   51,819   $   53,373
  Landscaping                         $   23,396   $   24,098   $   24,821   $   25,565   $   26,332
  Security                            $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   17,782   $   18,315   $   18,864   $   19,430   $   20,013
  General Administrative              $  250,751   $  258,274   $  266,022   $  274,002   $  282,222
  Management                          $   96,789   $   99,692   $  102,683   $  105,763   $  108,936
  Miscellaneous                       $        0   $        0   $        0   $        0   $        0
                                      --------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  793,674   $  817,484   $  842,009   $  867,269   $  893,287

  Reserves                            $   71,643   $   73,792   $   76,006   $   78,286   $   80,635
                                      --------------------------------------------------------------
NET OPERATING INCOME                  $1,070,455   $1,102,568   $1,135,645   $1,169,715   $1,204,806
                                      --------------------------------------------------------------
  Operating Expense Ratio (% of EGI)        41.0%        41.0%        41.0%        41.0%        41.0%
  Operating Expense Per Unit          $    3,968   $    4,087   $    4,210   $    4,336   $    4,466
                                      --------------------------------------------------------------

                                                         Gross Residual Sale Price $12,682,170 Deferred Maintenance      $         0
Estimated Stabilized
  NOI                $896,489  Sales Expense Rate  2.00%   Less: Sales Expense     $   253,643 Add: Excess Land          $         0
                                                                                   -----------
Months to Stabilized        1  Discount Rate      11.50% Net Residual Sale Price   $12,428,527 Other Adjustments         $         0
                                                                                                                         -----------
Stabilized Occupancy     95.0% Terminal Cap Rate   9.50% PV of Reversion           $ 4,184,764 Value Indicated By "DCF"  $10,269,302
                                                         Add: NPV of NOI           $ 6,084,538                   Rounded $10,300,000
                                                                                   -----------
                                                         PV Total                  $10,269,302

                          "DCF" VALUE SENSITIVITY TABLE

TOTAL VALUE                                                DISCOUNT RATE
-------------------------------------------------------------------------------------------------------------
                                      11.00%         11.25%           11.50%         11.75%          12.00%
                                   --------------------------------------------------------------------------
                         9.00%     $10,850,841    $10,674,396      $10,501,789    $10,332,921     $10,167,700
                         9.25%     $10,725,968    $10,552,301      $10,382,403    $10,216,180     $10,053,539
TERMINAL CAP RATE        9.50%     $10,607,667    $10,436,632      $10,269,302    $10,105,583     $ 9,945,386
                         9.75%     $10,495,433    $10,326,894      $10,162,000    $10,000,658     $ 9,842,780
                        10.00%     $10,388,810    $10,222,644      $10,060,064    $ 9,900,979     $ 9,745,304

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
GEORGETOWN, SOUTH BEND, INDIANA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $57,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
GEORGETOWN, SOUTH BEND, INDIANA

                                   GEORGETOWN

                                                 TOTAL    PER SQ. FT.  PER UNIT  %OF EGI
----------------------------------------------------------------------------------------
REVENUE
  Base Rent                                   $1,662,240    $ 8.59      $ 8,311

  Less: Vacancy & Collection Loss     7.00%   $  116,357    $ 0.60      $   582

  Plus: Other Income
    Laundry Income                            $        0    $ 0.00      $     0    0.00%
    Garage Revenue                            $        0    $ 0.00      $     0    0.00%
    Other Misc. Revenue                       $   75,295    $ 0.39      $   376    4.64%
                                              -----------------------------------------
          Subtotal Other Income               $   75,295    $ 0.39      $   376    4.64%

EFFECTIVE GROSS INCOME                        $1,621,178    $ 8.37      $ 8,106

OPERATING EXPENSES:
  Taxes                                       $  158,005    $ 0.82      $   790    9.75%
  Insurance                                   $   42,005    $ 0.22      $   210    2.59%
  Utilities                                   $   59,420    $ 0.31      $   297    3.67%
  Repair & Maintenance                        $   40,000    $ 0.21      $   200    2.47%
  Cleaning                                    $   39,715    $ 0.21      $   199    2.45%
  Landscaping                                 $   19,594    $ 0.10      $    98    1.21%
  Security                                    $        0    $ 0.00      $     0    0.00%
  Marketing & Leasing                         $   14,892    $ 0.08      $    74    0.92%
  General Administrative                      $  210,000    $ 1.08      $ 1,050   12.95%
  Management                          5.00%   $   81,059    $ 0.42      $   405    5.00%
  Miscellaneous                               $        0    $ 0.00      $     0    0.00%

TOTAL OPERATING EXPENSES                      $  664,689    $ 3.43      $ 3,323   41.00%

  Reserves                                    $   60,000    $ 0.31      $   300    3.70%
                                              -----------------------------------------
NET OPERATING INCOME                          $  896,489    $ 4.63      $ 4,482   55.30%
                                              -----------------------------------------
  "GOING IN" CAPITALIZATION RATE                    9.00%

  VALUE INDICATION                            $9,960,988    $51.45      $49,805

  PV OF CONCESSIONS                          ($   57,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)          $9,903,988

                            ROUNDED           $9,900,000    $51.14      $49,500

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
GEORGETOWN, SOUTH BEND, INDIANA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE                 VALUE              ROUNDED        $/UNIT               $/SF
-------------------------------------------------------------------------------------
  8.25%               $10,809,533         $10,800,000      $54,000             $55.79
  8.50%               $10,489,929         $10,500,000      $52,500             $54.24
  8.75%               $10,188,588         $10,200,000      $51,000             $52.69
  9.00%               $ 9,903,988         $ 9,900,000      $49,500             $51.14
  9.25%               $ 9,634,773         $ 9,600,000      $48,000             $49.59
  9.50%               $ 9,379,726         $ 9,400,000      $47,000             $48.55
  9.75%               $ 9,137,759         $ 9,100,000      $45,500             $47.00

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $9,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis              $10,300,000
Direct Capitalization Method               $ 9,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $10,100,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
GEORGETOWN, SOUTH BEND, INDIANA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                       Not Utilized
Sales Comparison Approach                           $ 9,800,000
Income Approach                                     $10,100,000
Reconciled Value                                    $10,000,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 9, 2003 the market value of the fee simple estate in the property is:

                                   $10,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
GEORGETOWN, SOUTH BEND, INDIANA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
GEORGETOWN, SOUTH BEND, INDIANA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
GEORGETOWN, SOUTH BEND, INDIANA

                               SUBJECT PHOTOGRAPHS
          [PICTURE]                                          [PICTURE]

    EXTERIOR - CLUBHOUSE                           EXTERIOR - APARTMENT BUILDING

          [PICTURE]                                          [PICTURE]

EXTERIOR - APARTMENT BUILDING                         INTERIOR - GARAGE UNITS

          [PICTURE]                                          [PICTURE]

   EXTERIOR - TENNIS COURT                            EXTERIOR - ENTRANCE GATE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
GEORGETOWN, SOUTH BEND, INDIANA

                              SUBJECT PHOTOGRAPHS

      [PICTURE]                                                   [PICTURE]

INTERIOR - LIVING ROOM                                       INTERIOR - BEDROOM

      [PICTURE]                                                   [PICTURE]

 INTERIOR - BATHROOM                                         INTERIOR - KITCHEN

      [PICTURE]                                                  [PICTURE]

 INTERIOR - CLUBHOUSE                                       EXTERIOR - POOL AREA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GEORGETOWN, SOUTH BEND, INDIANA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GEORGETOWN, SOUTH BEND, INDIANA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1           COMPARABLE I-2           COMPARABLE I-3
CANDLEWOOD APARTMENTS    CANDLEWOOD APARTMENTS    MAPLE LANE APARTMENTS
  3902 St. Andrews         3902 St. Andrews      2909 Sugar Maple North
    Mishawaka, IN            Mishawaka, IN           South Bend, IN

      [PICTURE]                   N/A                      N/A

     COMPARABLE I-4           COMPARABLE I-5
    POINTE INVERNESS        WILLOWS OF COVENTRY
7051 Pointe Inverness Way  4499 Coventry Parkway
     Fort Wayne, IN           Fort Wayne, IN

         N/A                      N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GEORGETOWN, SOUTH BEND, INDIANA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                   COMPARABLE
         DESCRIPTION                                SUBJECT                                            R - 1
----------------------------------------------------------------------------------------------------------------------------------
 Property Name                   Georgetown                                        Indian Lakes
 Management Company              AIMCO
LOCATION:
 Address                         4315 Wimbleton Court                              5726 Seneca Dr.
 City, State                     South Bend, Indiana                               Mishawaka, IN
 County                          St. Joseph                                        St. Joseph
 Proximity to Subject                                                              3.0-mile southeast of subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          193,600                                           756,805
 Year Built                      1973                                              1988
 Effective Age                   15                                                20
 Building Structure Type         Brick & wood siding walls; asphalt shingle roof   Brick & wood siding walls; asphalt shingle roof
 Parking Type (Gr., Cov., etc.)  Garage, Open Covered                              Open, Covered
 Number of Units                 200                                               924
 Unit Mix:                                Type           Unit   Qty.  Mo. Rent        Type                 Unit   Qty.      Mo.
                                 1 1Br/1Ba - 1A10          820  68      $629       1 1BD/1BH               730    120      $535
                                 2 2Br/1.5Ba - 2A15      1,020  92      $729       1 1BD/1BH               770     40      $540
                                 3 2Br/1.5Ba - 2B20      1,100  40      $819       1 1BD/1BH               730     40      $525
                                                                                   1 1BD/1BH               705    122      $535
                                                                                   1 1BD/1BH               815    120      $580
                                                                                   1 1BD/1BH               715    120      $550
                                                                                   2 2BD/2BH               965    181      $670
                                                                                   2 2BD/2BH               910    181      $635
 Average Unit Size (SF)          968                                               819
 Unit Breakdown:                   Efficiency        0%  2-Bedroom       39%         Efficiency        0%  2-Bedroom       39%
                                   1-Bedroom        61%  3-Bedroom        0%         1-Bedroom        61%  3-Bedroom        0%
CONDITION:                       Good                                              Average
APPEAL:                          Average                                           Average
AMENITIES:
 Unit Amenities                           Attach. Garage        Vaulted Ceiling            Attach. Garage         Vaulted Ceiling
                                 X        Balcony           X   Wash/Dryer         X       Balcony                Wash/Dryer
                                 X        Fireplace                                        Fireplace
                                 X        Cable TV Ready                           X       Cable TV Ready
 Project Amenities               X        Swimming Pool                            X       Swimming Pool
                                 X        Spa/Jacuzzi           Car Wash                   Spa/Jacuzzi            Car Wash
                                          Basketball Court  X   BBQ Equipment              Basketball Court X     BBQ Equipment
                                          Volleyball Court      Theater Room               Volleyball Court       Theater Room
                                          Sand Volley Ball  X   Meeting Hall       X       Sand Volley Ball       Meeting Hall
                                 X        Tennis Court      X   Secured Parking            Tennis Court           Secured Parking
                                          Racquet  Ball         Laundry Room               Racquet Ball    X      Laundry Room
                                          Jogging Track         Business Office            Jogging Track          Business Office
                                 X        Gym Room                                         Gym Room
                                 X        Billiards Table                                  Billiards Table
OCCUPANCY:                       94%                                               0%
LEASING DATA:
 Available Leasing Terms         6 to 12 Months                                    6 to 12 Months
 Concessions                     None                                              None
 Pet Deposit                     $100 - $200                                       $100 - $200
 Utilities Paid by Tenant:       X        Electric              Natural Gas        X       Electric               Natural Gas
                                 X        Water                 Trash              X       Water                  Trash
 Confirmation
 Telephone Number
NOTES:                                                                             None

 COMPARISON TO SUBJECT:                                                            Similar

                                                 COMPARABLE                                         COMPARABLE
       DESCRIPTION                                 R - 2                                             R - 3
----------------------------------------------------------------------------------------------------------------------------------
 Property Name                   Remington                                        River Side North
 Management Company
LOCATION:
 Address                         212 Remington Ct. North                          1671 Riverside Drive
 City, State                     Mishawaka, IN                                    South Bend, IN
 County                          St. Joseph                                       St. Joseph
 Proximity to Subject            4.0-mile southeast of subject                    2.0-mile south of subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          127,838                                          151,130
 Year Built                      1990                                             1967
 Effective Age                   10                                               25
 Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
 Parking Type (Gr., Cov., etc.)  Open, Covered                                    Garage, Open, Covered
 Number of Units                 164                                              146
 Unit Mix:                          Type      Unit      Qty.            Mo.          Type        Unit    Qty.      Mo.
                                 1 1BD/1BH     468       12            $520       1 1BD/1BH        700    29      $545
                                 1 1BD/1BH     576       10            $492       1 2BD/1BH        900    32      $600
                                 1 1BD/1BH     506       20            $514       2 2BD/1BH      1,000    33      $675
                                 1 1BD/1BH     554       16            $519       3 2BD/2BH      1,200    18      $805
                                 1 1BD/1BH     664       20            $605       3 3BD/2BH      1,380    17      $865
                                 1 1BD/1BH     920       36            $685       3 3BD/2BH      1,410    17      $910
                                 2 2BD/2BH     970       18            $750
                                 2 2BD/2BH   1,050       32            $772
 Average Unit Size (SF)          779                                              1,035
 Unit Breakdown:                   Efficiency    0%      2-Bedroom     30%          Efficiency       0%   2-Bedroom     57%
                                   1-Bedroom    70%      3-Bedroom      0%          1-Bedroom       20%   3-Bedroom     23%
CONDITION:                       Good                                             Good
APPEAL:                          Good                                             Good
AMENITIES:
 Unit Amenities                       Attach. Garage        Vaulted Ceiling       X        Attach. Garage           Vaulted Ceiling
                                 X    Balcony            X  Wash /Dryer           X        Balcony            X     Wash /Dryer
                                      Fireplace                                            Fireplace
                                 X    Cable TV Ready                              X        Cable TV Ready
 Project Amenities               X    Swimming Pool                               X        Swimming Pool
                                      Spa/Jacuzzi           Car Wash                       Spa/Jacuzzi        X     Car Wash
                                      Basketball Court   X  BBQ Equipment                  Basketball Court   X     BBQ Equipment
                                      Volleyball Court      Theater Room                   Volleyball Court         Theater Room
                                      Sand Volley Ball      Meeting Hall          X        Sand Volley Ball         Meeting Hall
                                      Tennis Court          Secured Parking                Tennis Court             Secured Parking
                                      Racquet Ball          Laundry Room                   Racquet Ball             Laundry Room
                                      Jogging Track         Business Office                Jogging Track      X     Business Office
                                      Gym Room                                             Gym Room
                                      Billiards Table                                      Billiards Table
OCCUPANCY:                       93%                                               93%
LEASING DATA:
 Available Leasing Terms         6 to 12 Months                                   6 to 12 Months
 Concessions                     None                                             None
 Pet Deposit                     $100 - $200                                      $150
 Utilities Paid by Tenant:       X      Electric         X   Natural Gas          X        Electric                 Natural Gas
                                        Water                Trash                X        Water                    Trash
 Confirmation
 Telephone Number
NOTES:                           None                                             None

 COMPARISON TO SUBJECT:          Slightly Superior                                Similar

                                                       COMPARABLE                                      COMPARABLE
         DESCRIPTION                                      R - 4                                           R - 5
--------------------------------------------------------------------------------------------------------------------------------
 Property Name                   Runaway Bay                                      Candlewood
 Management Company
LOCATION:
 Address                         302 Runaway Bay Circle                           3902 St. Andrews Circle
 City, State                     Mishawaka, IN                                    Mishawaka, IN
 County                          St. Joseph                                       St. Joseph
 Proximity to Subject            4.0-mile southeast of subject                    3.5-mile southeast of subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          235,435                                          Unk.
 Year Built                      1986                                             1987
 Effective Age                   15                                               15
 Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
 Parking Type (Gr., Cov., etc.)  Garage, Open, Covered                            Garage, Open, Covered
 Number of Units                 264                                              Unk.
 Unit Mix:                          Type                 Unit   Qty.      Mo.         Type                Unit    Qty.       Mo.
                                 1 1BD/1BH                 676   28      $560     1 1BD/1BH                 710    20      $  610
                                 1 1BD/1BH                 841   27      $620     1 1BD/1BH                 925    20      $  665
                                 1 2BD/1BH                 848  100      $645     2 2BD/1.5BH               950    71      $  710
                                 2 2BD/2BH               1,000  109      $680     3 2BD/1.5BH             1,100    71      $  700
                                                                                  3 2BD/1.5BH             1,150    54      $  740
                                                                                  3 3BD/2BH               1,160     0      $  880
                                                                                  3 3BD/2.5BH             1,430     0      $1,025
                                                                                    2BD/1.5BH Furn          950     0      $1,400
 Average Unit Size (SF)          892                                              1,018
 Unit Breakdown:                   Efficiency        0%  2-Bedroom       55%        Efficiency        0%  2-Bedroom        41%
                                   1-Bedroom        29%  3-Bedroom       16%        1-Bedroom        50%  3-Bedroom         8%
CONDITION:                       Good                                             Good
APPEAL:                          Good                                             Good
AMENITIES:
 Unit Amenities                  X      Attach. Garage          Vaulted Ceiling   X      Attach. Garage          Vaulted Ceiling
                                 X      Balcony          X      Wash /Dryer       X      Balcony          X      Wash /Dryer
                                 X      Fireplace                                        Fireplace
                                 X      Cable TV Ready                            X      Cable TV Ready
 Project Amenities               X      Swimming Pool                             X      Swimming Pool
                                 X      Spa/Jacuzzi             Car Wash          X      Spa/Jacuzzi             Car Wash
                                 X      Basketball Court X      BBQ Equipment            Basketball Court X      BBQ Equipment
                                 X      Volleyball Court        Theater Room             Volleyball Court        Theater Room
                                 X      Sand Volley Ball X      Meeting Hall      X      Sand Volley Ball X      Meeting Hall
                                 X      Tennis Court            Secured Parking          Tennis Court            Secured Parking
                                        Racquet Ball            Laundry Room             Racquet Ball            Laundry Room
                                        Jogging Track    X      Business Office   X      Jogging Track           Business Office
                                 X      Gym Room                                  X      Gym Room
                                        Billiards Table                                  Billiards Table

OCCUPANCY:                       96%                                              91%
LEASING DATA:
 Available Leasing Terms         6 to 12 Months                                   6 to 12 Months
 Concessions                     None                                             None
 Pet Deposit                     $100 - $200                                      $250
 Utilities Paid by Tenant:       X      Electric                Natural Gas       X      Electric                Natural Gas
                                 X      Water                   Trash             X      Water                   Trash
 Confirmation
 Telephone Number
NOTES:                           None                                             None

 COMPARISON TO SUBJECT:          Similar                                          Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GEORGETOWN, SOUTH BEND, INDIANA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

 COMPARABLE R-1                 COMPARABLE R-2                  COMPARABLE R-3
 INDIAN LAKES                      REMINGTON                   RIVER SIDE NORTH
5726 Seneca Dr.             212 Remington Ct North          1671 Riverside Drive
 Mishawaka, IN                   Mishawaka, IN                  South Bend, IN

 [PICTURE]                         [PICTURE]                         N/A

      COMPARABLE R-4             COMPARABLE R-5
       RUNAWAY BAY                 CANDLEWOOD
  302 Runaway Bay Circle    3902 St. Andrews Circle
      Mishawaka, IN              Mishawaka, IN

      [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GEORGETOWN, SOUTH BEND, INDIANA

                                   EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                   (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GEORGETOWN, SOUTH BEND, INDIANA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GEORGETOWN, SOUTH BEND, INDIANA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GEORGETOWN, SOUTH BEND, INDIANA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
GEORGETOWN, SOUTH BEND, INDIANA

                                   EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. John Nolan provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                               -s- Kenneth W. Kapecki
                                        -------------------------------------
                                                  Ken Kapecki, MAI
                                       Managing Principal, Real Estate Group
                                  State of Indiana, Certified General Appraiser,
                                                 #CG49600008

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
GEORGETOWN, SOUTH BEND, INDIANA

                                   EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                   (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
GEORGETOWN, SOUTH BEND, INDIANA

                            KENNETH W. KAPECKI, MAI
                     MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Kenneth W. Kapecki is the Managing Principal for the Chicago Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation                  Mr. Kapecki has over 17 years of experience in
                           providing valuation services to clients worldwide. He has a diversified background with considerable expertise in the valuation of special-purpose properties, large multilocational holdings, and investment-grade real estate. He has appraised steel mills, chemical plants, food processing facilities, airports, mines, railroad rights-of-way, hotels, and a variety of commercial and manufacturing facilities.

                           Mr. Kapecki's experience further extends to highest and best use studies, feasibility studies, lease valuation analyses, cost segregation analyses, and insurable value analyses. His reports are most frequently prepared for acquisition, ad valorem tax, divestiture, financing, allocation of purchase price, litigation support, and value reporting. Over the years, he has completed appraisals in 50 states representing over $10 billion in value.

                           Mr. Kapecki has developed a core competency in the valuation of hospitality property. He has appraised more than 150 hotels in the last two years alone for financing, acquisition due diligence, cost segregation, and feasibility. These properties consisted of a mixture of limited-service, full-service, and resort hotels located throughout the United States as well as in the Bahamas, Belize, and Guam.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
GEORGETOWN, SOUTH BEND, INDIANA

Court Mr. Kapecki has testified as an expert witness in state and federal district courts and by deposition statements and interrogatory communications.

Business Prior to joining AAA in 2001, Mr. Kapecki was a senior manager in the Chicago Valuation Service Group of Arthur Andersen, where he served as the central regional team leader for real estate staff training, hospitality consulting, and the valuation of real estate. Prior to his employment with Arthur Andersen, Mr. Kapecki served as the manager of real estate valuations for Lloyd-Thomas Coats and Burchard Co.

EDUCATION                  University of Wisconsin - La Crosse
                           Bachelor of Science - Geography

STATE CERTIFICATIONS       State of Illinois, Certified General Real Estate
                           Appraiser, #153000331
                           State of Indiana, Certified General Appraiser,
                           #CG49600008
                           State of Michigan, Certified General Appraiser,
                           #1201003145
                           State of Wisconsin, Certified General Appraiser and
                           Licensed
                           Appraiser, #641

PROFESSIONAL               Appraisal Institute, MAI Designated Member
AFFILIATIONS               Chicago Chapter, Admissions Committee Member,
                           1997 - Present

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
GEORGETOWN, SOUTH BEND, INDIANA


VALUATION AND           Appraisal Institute
SPECIAL COURSES          Appraisal Principles
                         Case Studies in Real Estate Valuation
                         Fair Lending and the Appraiser
                         Highest & Best Use and Market Analysis
                         Income Capitalization, Parts A and B
                         Litigation Support: The Appraiser as an Expert Witness
                         Partial Interest Valuation
                         Real Estate Disclosure
                         Report Writing
                         Standards of Professional Practice
                         Valuation of Detrimental Conditions
                         Valuation Theory and Techniques
                        Arthur Andersen, Course Developer
                         Income Capitalization Theory and Techniques
                         Introduction to the Cost Approach
                         Property Inspection and Market Data Collection

AMERICAN APPRAISAL ASSOCIATES, INC.
GEORGETOWN, SOUTH BEND, INDIANA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
GEORGETOWN, SOUTH BEND, INDIANA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.